Exhibit 4.20

[English Translation]

MOSEL VITELIC INC.

1990 SERIES NO. 1 GUARANTEED CORPORATE BONDS

SALE AND PURCHASE AGREEMENT

Parties to this Agreement:

Mosel Vitelic Inc., a company duly established and validly existing under the laws of the Republic of China, with its principal office at No. 19, Li-Hsin Road, Science-based Industrial Park, Hsinchu, Taiwan (“Party A”), and

ChipMOS TECHNOLOGIES INC., a company duly established and validly existing under the laws of the Republic of China, with its principal office at No. 1, Research and Development Road 1, Science-based Industrial Park, Hsinchu, Taiwan (“Party B”).

Whereas Party B is the bonds holder of Party A’s 1990 Series No. 1 Guaranteed Corporate Bonds (the “Mosel Vitelic Bonds”), which matured on April 25, 2003. Party A intends to purchase from Party B the Mosel Vitelic Bonds with an aggregate principal amount of NT$290,000,000 and all the related rights (the “Corporate Bonds Rights”), and Party B intends to sell the Mosel Vitelic Bonds to Party A for cancellation. After negotiation in good faith, the parties execute this Agreement and agree upon the following terms and conditions:

Article  1    Sale and Purchase of Corporate Bonds

Both parties agree that Party B shall sell to Party A the Corporate Bonds Rights and all related present and future rights for NT$ 290,000,000 plus the interest payments for the period starting from April 26, 2003 to May 23, 2003 at the simple interest rate of 5.7% per annum (collectively, the “Purchase Price”). Party A also agrees to purchase at the Purchase Price from Party B such Corporate Bonds Rights for cancellation in accordance with the terms of this Agreement.

Article  2    Transfer of Corporate Bonds Rights and Common Shares of ProMOS TECHNOLOGIES INC.

1. Party B shall on May 23, 2003 deliver to Party A the Mosel Vitelic Bonds of the Corporate Bonds Rights. At the completion of the delivery, the creditor rights, interest claims that have or have not matured, the collateral rights and other related rights that Party B may have under the memorandum of Mosel Vitelic 1990 Series No. 1 Guaranteed Corporate Bonds and its appendices and related agreements, including but not limited to the corporate bonds trust indenture (the “Original Trust Indenture”) between Party A and the trustee, China Trust Commercial Bank, shall cease to exist.

2. Both parties agree that on the seventh day after the execution of this Agreement, Party A shall, in accordance with the terms and conditions of this Agreement, deliver to Party B a Taiwan inter-bank payment check in the amount of the Purchase Price as provided by the preceding Article.

Article  3    Pledged Security and Event of Default

1. To guarantee the payment of the Purchase Price under paragraph 2 of Article 2, both parties agree that the shares of ProMOS TECHNOLOGIES INC. (the “ProMOS Shares”) that Party A pledged to Party B on May 5, 2003 will also be used as collateral for payment of the Purchase Price. If the value of the ProMOS Shares is insufficient to pay the Purchase Price and Party B’s creditor right under the Integrated Circuits Processing and Storage Agreement, then unless Party A increases the ProMOS Shares as security, Party B has the right not to follow the supplementary provisions of the Integrated Circuits Processing and Storage Agreement entered into by both parties on April 26, 2003 to extend the deadline for payment.

2. The price of the pledged ProMOS Shares shall be the average of the closing prices on the three preceding business days before they were pledged.

3. When Party A fails to pay Party B the Purchase Price in accordance with the preceding Article, Party B may dispose the security (including foreclosing the shares by selling the ProMOS shares in the open market or through central depository). If there is a shortfall after the disposal, Party B may seek additional payments from Party A; and if there is a surplus, the surplus shall be returned to Party A.

Article  4    Confidentiality

1. Unless agreed to by the other party or otherwise provided by the law, any party may not disclose to third parties the contents of this Agreement, any related documents, information or matters.

2. This Article shall remain effective after the termination of this Agreement; any party, despite having ceased to be a party to this Agreement, will be under an obligation to observe the provision of this Article.

Article  5    Assignment

A party may not assign any rights or obligations under this Agreement to any third parties without the written consent of the other party.

Article  6    Amendment

Any amendments or modifications to this Agreement must be written and agreed upon by both parties.

Article  7    Governing Law and Courts with Jurisdiction

The governing law of this Agreement is the law of the Republic of China. The parties agree that in any disputes arising from this Agreement, the Hsinchu municipal court shall be the court of first instance with jurisdiction.

Article  8    Whole and Complete Agreement

This Agreement constitutes the only and complete agreement between the parties, and replaces all written or oral promises, agreements or representations of the parties before the execution of this Agreement.

Article  9    Number of Deed of Agreement

This Agreement is executed in two (2) original counterparts, each of which shall be retained by each party.

Parties to the Agreement:

Party A: Mosel Vitelic Inc.

Legal representative: Hung-Chiu Hu

Address: No. 19, Li-Hsin Road, Science-based Industrial Park, Hsinchu, Taiwan

Party B: ChipMOS TECHNOLOGIES INC.

Legal representative: Shih-Jye Cheng

Address: No. 1, Research and Development Road 1, Science-based Industrial Park, Hsinchu, Taiwan

April 25, 2003

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